Pricing Supplement Dated September 12, 2018 Registration Statement No. 333-204908	Seotember 2018 (To Prospectus dated April 29, 2016, Index Supplement dated April 29, 2016 and Product Supplement dated June 28, 2017)

Structured Investments

Opportunities in U.S. and International Equities

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

UBS AG Trigger Callable Yield Securities With 6-Month Initial Non-Call Period (the “securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index (each an “underlying index” and together the “underlying indices”). UBS will pay you a coupon on each coupon payment date regardless of the performance the underlying indices, unless the securities were previously subject to an issuer call. UBS may elect to call the securities at its discretion in whole, but not in part (an “issuer call”), on or before the day that is three business days preceding the next coupon payment date (excluding the first coupon payment date and the maturity date) (the “call date”), regardless of the closing levels of the underlying indices on such call date. If UBS elects to call the securities prior to maturity, UBS will pay you on the coupon payment date corresponding to such call date (the “call settlement date”), a cash payment per security equal to the stated principal amount plus the coupon otherwise due, and no further payments will be made on the securities. If UBS does not elect to call the securities and a trigger event does not occur, UBS will pay you the coupon otherwise due plus a cash payment per security at maturity equal to the stated principal amount. If UBS does not elect to call the securities and a trigger event occurs, UBS will pay you the coupon otherwise due plus a cash payment per security that is significantly less than the full stated principal amount per security, if anything, at maturity, resulting in a loss on your initial investment that is proportionate to the decline in the closing level of the underlying index with the lowest underlying index return (the “worst performing underlying index”) from its initial level to its final level over the term of the securities and you will lose a significant portion or all of your initial investment. A “trigger event” is deemed to have occurred if the closing level of any underlying index is less than its trigger level on the “trigger observation date”, which is the final determination date. The securities are for investors who are willing to risk their principal based on the worst-performing of three underlying indices and seek interest at a potentially above-market rate in exchange for the risk of an early call at UBS’ discretion. Investing in the securities involves significant risks. In exchange for receiving a coupon on the securities, you are accepting the risk of losing, at maturity, a significant portion or all of your initial investment if UBS does not elect to call the securities and a trigger event occurs. UBS may elect to call the securities at its discretion regardless of the performance of the underlying indices. Higher coupon rates are generally associated with a greater risk of loss. Investors will not participate in any appreciation of any of the underlying indices. The contingent repayment of principal only applies if you hold the securities until the call settlement date or maturity date, as applicable. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying indices:	Nikkei 225® Index (Bloomberg Ticker: “NKY”) S&P 500® Index (Bloomberg Ticker: “SPX”) EURO STOXX 50® Index (Bloomberg Ticker: “SX5E”)
Aggregate principal amount:	$3,000,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Term:	Approximately 2.5 years, unless called earlier.
Pricing date:	September 12, 2018
Original issue date:	September 17, 2018 (3 business days after the pricing date). We expect to deliver the securities against payment on or about the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities in the secondary market on any date prior to two business days before delivery of the securities will be required, by virtue of the fact that each security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Final determination date:	March 12, 2021. The final determination date is subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Notes —Final Valuation Date” and “— Market Disruption Events” in the accompanying product supplement). In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the final determination date and maturity date to ensure that the stated term of the securities remains the same.
Maturity date:	March 17, 2021, subject to postponement for certain market disruption events and as described under “General Terms of the Notes — Market Disruption Events” and “— Maturity Date” in the accompanying product supplement.
Coupon:	The coupon is a fixed amount based upon equal quarterly installments at a per annum rate (the “coupon rate”). The coupon per security that would be applicable to each coupon payment date will be: $18.075.
Coupon rate:	The coupon rate is 7.23% per annum.
Coupon payment dates:	December 17, 2018, March 15, 2019, June 17, 2019, September 17, 2019, December 17, 2019, March 17, 2020, June 17, 2020, September 17, 2020, December 17, 2020 and the maturity date. In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the call dates, the coupon payment dates/call settlement dates, the final determination date and maturity date to ensure that the stated term of the securities remains the same.
Issuer call feature:	UBS may elect, on or before any call date, to call the securities at its discretion in whole, but not in part (an “issuer call”), on the coupon payment date corresponding to such call date (the “call settlement date”), regardless of the closing levels of the underlying indices on such call date. The first potential call settlement date is the second coupon payment date, approximately six months after the original issue date.
Issuer call amount:	If UBS elects to call the securities, UBS will pay you on the call settlement date a cash payment per security equal to the stated principal amount plus the coupon otherwise due, and no further payments will be made on the securities. Before UBS elects to call the securities, UBS will deliver written notice to the trustee by the applicable call date.
Call dates:	The day that is three business days preceding the applicable coupon payment date, beginning on the second coupon payment date (approximately six months after the original issue date) and ending on the coupon payment date immediately preceding the maturity date.
Trigger event:	A trigger event is deemed to have occurred if the closing level of any of the underlying indices is less than its respective trigger level on the trigger observation date. In this case, you will be fully exposed to the underlying index return of the worst performing underlying index.
Trigger observation date:	March 12, 2021, which is the final determination date. The trigger observation date is subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Notes —Final Valuation Date” and “— Market Disruption Events” in the accompanying product supplement).
Payment at maturity:	▪ If UBS does not elect to call the securities and a trigger event does not occur, UBS will pay you the coupon otherwise due plus a cash payment per security on the maturity date equal to the stated principal amount of $1,000.
▪ If UBS does not elect to call the securities and a trigger event occurs, UBS will pay you the coupon otherwise due plus a cash payment per security on the maturity date that is significantly less than the stated principal amount, if anything, equal to:
$1,000 x (1 + Underlying Index Return of the Worst Performing Underlying Index)
You will lose a significant portion or all of your initial investment if UBS does not elect to call the securities and a trigger event occurs.
Underlying index return:	With respect to each underlying index, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Worst performing underlying index:	The underlying index with the lowest underlying index return as compared to any other underlying index.
Final level:	The closing level of each underlying index on the final determination date, as determined by the calculation agent.
Initial level:	22,604.61, which is the closing level of the Nikkei 225® Index on the pricing date; 2,888.92, which is the closing level of the S&P 500® Index on the pricing date; 3,326.60, which is the closing level of the EURO STOXX 50® Index on the pricing date
Trigger level:

16,953.46, which is equal to 75% of the initial level of the Nikkei 225® Index; 2,166.69, which is equal to 75% of the initial level of the S&P 500® Index; 2,494.95, which is equal to 75% of the initial level of the EURO STOXX 50® Index

CUSIP/ISIN:	90270KTY5 / US90270KTY54
Listing:	The securities will not be listed or displayed on any securities exchange or electronic communications network.
Calculation agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security:	100%	1.75%(a) + 0.50%(b) 2.25%	97.75%
Total:	$3,000,000.00	$67,500.00	$2,932,500.00

(1)	UBS Securities LLC has agreed to purchase from UBS AG the securities at the price to public less a fee of $22.50 per $1,000.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management") at an underwriting discount which reflects:
(a) a fixed sales commission of $17.50 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and
(b) a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)".

The estimated initial value of the securities as of the pricing date is $939.40. The estimated initial value of the securities was determined as of the close of the relevant markets on the date hereof by reference to UBS' internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see "Risk Factors - Fair value considerations" and "- Limited or no secondary market and secondary market price considerations" beginning on pages 12 and 13 of this document.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the accompanying product supplement, index supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated June 28, 2017	Index supplement dated April 29, 2016	Prospectus dated April 29, 2016

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement and an index supplement) with the Securities and Exchange Commission (the “SEC”) for the securities to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

▪	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm
▪	Index Supplement dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569883/d163530d424b2.htm
▪	Product Supplement dated June 28, 2017: https://www.sec.gov/Archives/edgar/data/1114446/000091412117000834/ub35175694-424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Trigger Callable Yield Securities With 6-Month Initial Non-Call Period that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated April 29, 2016, references to the “index supplement” mean the UBS index supplement, dated April 29, 2016 and references to the “accompanying product supplement” mean the UBS product supplement titled “Trigger Callable Contingent Yield Notes”, dated June 28, 2017.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement, index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the index supplement, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

September 2018	Page 2

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

Investment Summary

The Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index, which we refer to as the securities, provide an opportunity for investors to receive a periodic coupon payment, which will be an amount equal to $18.075 (equivalent to 7.23% per annum of the stated principal amount) per security.

UBS may elect, on or before the day that is three business days preceding the next coupon payment date, beginning on the second coupon payment date (approximately six months after the original issue date) and ending on the coupon payment date immediately preceding the maturity date (each, a “call date”) to call the securities at its discretion in whole, but not in part (an “issuer call”), on the coupon payment date corresponding to such call date (the “call settlement date”), regardless of the closing levels of the underlying indices on such call date. If UBS elects to call the securities, UBS will pay you on the call settlement date a cash payment per security equal to the stated principal amount plus the coupon otherwise due, and no further payments will be made on the securities. Before UBS elects to call the securities, UBS will deliver written notice to the trustee by the applicable call date. If UBS does not elect to call the securities and a trigger event does not occur, UBS will pay you the coupon otherwise due plus a cash payment per security on the maturity date equal to the stated principal amount of $1,000. If UBS does not elect to call the securities and a trigger event occurs, UBS will pay you the coupon otherwise due plus a cash payment per security on the maturity date that is significantly less than the stated principal amount, if anything, equal to: (i) the stated principal amount times (ii) one plus the underlying index return of the worst performing underlying index. A “trigger event” is deemed to have occurred if the closing level of any underlying index is less than its trigger level on the trigger observation date. You will lose a significant portion or all of your initial investment if UBS does not elect to call the securities and a trigger event occurs. The value of such cash payment may be significantly less than 75% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing a significant portion or all of their initial investment and also the risk of UBS calling the securities at their discretion. In addition, investors will not participate in any appreciation of the underlying indices.

UBS may elect to call the securities at its discretion prior to the maturity date. UBS will be more likely to exercise its issuer call right when it is expected that you will receive an amount of interest payable on the securities that is greater than instruments of a comparable maturity and credit rating trading in the market and/or that the final level of each underlying index will be equal to or greater than its trigger level, such that you would receive your full principal amount at maturity. On the other hand, UBS will be less likely to exercise its issuer call right when it is expected that the final level of any underlying index will be less than its trigger level, such that you will suffer a significant loss on your initial investment in the securities at maturity. Therefore, if UBS does not exercise its issuer call right, it is more likely that you will receive a yield that is less than the yield on a comparable instrument and/or suffer a significant loss at maturity.

September 2018	Page 3

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

Key Investment Rationale

The securities do not guarantee the repayment of the stated principal amount. Instead, the securities offer the opportunity for investors to receive a periodic coupon equal to $18.075 (equivalent to 7.23% per annum of the stated principal amount) per security, on each coupon payment date. UBS may elect, on or before any call date, to call the securities at its discretion in whole, but not in part, on the call settlement date for a cash payment equal to (i) the stated principal amount per security plus (ii) the coupon otherwise due. The payment at maturity will vary as follows:

Scenario 1

On or before any call date, UBS elects to call the securities in whole, but not in part.

▪     On the call settlement date, the securities will be called and UBS will pay a cash payment equal to (i) the stated principal amount plus (ii) the coupon otherwise due with respect to the applicable coupon payment date, and no further payments will be made on the securities.

▪     Investors will not participate in any appreciation of the underlying indices from their respective initial levels.

Scenario 2

UBS does not elect to call the securities and a trigger event does not occur.

▪     On the trigger observation date, the closing level of each underlying index is equal to or greater than its respective trigger level.

▪     UBS will pay you a cash payment per security on the maturity date equal to (i) the stated principal amount plus (ii) the coupon otherwise due on the maturity date.

▪     Investors will not participate in any appreciation of the underlying indices from their respective initial levels.

Scenario 3

UBS does not elect to call the securities prior to maturity and a trigger event occurs.

▪     On the trigger observation date, the closing level of any underlying index is less than its respective trigger level.

▪     The payment due at maturity will be a cash payment per security that is significantly less than the stated principal amount, if anything, equal to (i) (a) the stated principal amount times (b) one plus the underlying index return of the worst performing underlying index plus (ii) the coupon otherwise due on the maturity date.

▪     Investors will lose a significant portion or all of their initial investment in this scenario.

Investing in the securities involves significant risks. You may lose a significant portion or all of your initial investment if UBS does not elect to call the securities and a trigger event occurs. Any payment on the securities, including payments in respect of an issuer call, coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they become due. If UBS were to default on its payment obligations, you may not receive any amounts due to you under the securities and you could lose all of your initial investment.

UBS may elect, on or before any call date, to call the securities on the call settlement date, regardless of the closing levels of the underlying indices on such call date. If UBS does not elect to call the securities and a trigger event occurs, you will lose a significant portion or all of your initial investment at maturity.

September 2018	Page 4

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

Investor Suitability

The securities may be suitable for you if:

▪	You fully understand the risks of an investment in the securities, including the risk of loss of a significant portion or all of your initial investment.
▪	You understand and accept that an investment in the securities is linked to the performance of the worst performing underlying index and not a basket of the underlying indices, and that you will lose a significant portion or all of your initial investment if the closing level of any underlying index is less than its trigger level on the trigger observation date.
▪	You can tolerate a loss of a significant portion or all of your investment and are willing to make an investment that may have the same downside market risk as an investment in the stocks constituting the underlying indices (the "underlying constituents") of the worst performing underlying index.
▪	You believe a trigger event will not occur, meaning the closing levels of each underlying index will be equal to or greater than its trigger level on the trigger observation date.
▪	You accept that the risks of each underlying index are not mitigated by the performance of any other underlying index and the risks of investing in securities with a return based on the performance of multiple underlying indices.
▪	You understand and accept that you will not participate in any appreciation in the level of any of the underlying indices and that your return is limited to the coupons received prior to the call settlement date or maturity date, as applicable.
▪	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.
▪	You are willing to invest in the securities based on the trigger levels and coupon rate listed on the cover hereof.
▪	You are willing to forgo any dividends paid on the underlying constituents.
▪	You are willing to invest in securities that UBS may elect to call early at its discretion and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the securities.
▪	You understand and are willing to accept the risks associated with the underlying indices.
▪	You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
▪	You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

▪	You do not fully understand the risks of an investment in the securities, including the risk of loss of a significant portion or all of your initial investment.
▪	You do not understand or are unwilling to accept that an investment in the securities is linked to the performance of the worst performing underlying index and not a basket of the underlying indices, and that you will lose a significant portion or all of your initial investment if the closing level of any underlying index is less than its trigger level on the trigger observation date.
▪	You require an investment designed to provide a full return of principal at maturity.
▪	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying constituents of the worst performing underlying index.
▪	You believe a trigger event will occur, meaning the closing level of any underlying index will be less than its trigger level on the trigger observation date.
▪	You cannot accept that the risks of each underlying index are not mitigated by the performance of any other underlying index and the risks of investing in securities with a return based on the performance of multiple underlying indices.
▪	You seek an investment that participates in the full appreciation in the levels of the underlying indices or that has unlimited return potential.
▪	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.
▪	You are unwilling to invest in the securities based on the trigger levels or coupon rate listed on the cover hereof.
▪	You prefer to receive any dividends paid on the underlying constituents.
▪	You are unable or unwilling to hold securities that UBS may elect to call early at its discretion, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market.

September 2018	Page 5

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

▪	You do not understand or are not willing to accept the risks associated with the underlying indices.
▪	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.
September 2018	Page 6

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

How the Securities Work

The following diagram illustrates the potential outcomes for the securities and assumes UBS has not elected to call the securities during the term of the securities. The outcome at maturity depends on the final levels of the underlying indices.

Payment at Maturity if No Issuer Call Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 8.

September 2018	Page 7

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security are specified on the cover hereof; amounts may have been rounded for ease of analysis):

Hypothetical Initial Level: Underlying Index A: Underlying Index B: Underlying Index C:	20,000 2,500 3,000
Hypothetical Trigger Level: Underlying Index A: Underlying Index B: Underlying Index C:	15,000, which is 75% of the initial level 1,875, which is 75% of the initial level 2,250, which is 75% of the initial level
Hypothetical Term:	Approximately 2.5 years
Hypothetical Coupon:	$18.075 per security (equivalent to 7.23% per annum of the stated principal amount)
Stated Principal Amount:	$1,000.00 per security
In Examples 1 and 2, on a specified call date UBS elects and delivers written notice to the trustee to call the securities on a call settlement date. In Examples 3 and 4, UBS does not elect to call the securities and the securities and remain outstanding until maturity.
	Example 1 - UBS elects to call the securities on the first call date.					Example 2 - UBS elects to call the securities on the third call date.
Coupon Payment Dates	Closing Level of Underlying Index A	Closing Level of Underlying Index B	Closing Level of Underlying Index C	Coupon	Payment (per security)	Closing Level of Underlying Index A	Closing Level of Underlying Index B	Closing Level of Underlying Index C	Coupon	Payment (per security)
#1	22,500 (equal to or greater than initial level)	2,600 (equal to or greater than initial level)	2,750 (less than initial level)	$18.075	(Not Callable)	20,500 (equal to or greater than initial level)	2,700 (equal to or greater than initial level)	2,850 (less than initial level)	$18.075	(Not Callable)
#2	24,500 (equal to or greater than initial level)	2,900 (equal to or greater than initial level)	2,500 (less than initial level)	—	$1,018.075	19,000 (less than initial level)	2,300 (less than initial level)	2,500 (less than initial level)	$18.075	N/A
#3	N/A	N/A	N/A	N/A	N/A	21,000 (equal to or greater than initial level)	2,400 (less than initial level)	3,600 (equal to or greater than initial level)	$18.075	N/A
#4	N/A	N/A	N/A	N/A	N/A	24,000 (equal to or greater than initial level)	3,000 (equal to or greater than initial level)	3,600 (equal to or greater than initial level)	—	$1,018.075
#5 - #9	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A					N/A
▪	In Example 1, UBS notifies the trustee on or before the first call date (which corresponds to the second coupon payment date) that it would like to call the securities. On the first potential call settlement date, you receive the issuer call amount of $1,018.075 (reflecting your principal amount plus the applicable coupon). When added to the coupon of $18.075 received in respect of the prior coupon payment date, you will have received a total of $1,036.150. You will not receive any further payments on the securities.

In this example, the issuer call feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are subject to issuer call, you will stop receiving coupons. Your total payment per security in this example is $1,036.150 (a 3.6150% total return on the securities over 6 months).

▪	In Example 2, UBS notifies the trustee on or before the third call date (which corresponds to the fourth coupon payment date) that it would like to call the securities. On the third potential call settlement date, you receive the issuer call amount of $1,018.075 (reflecting your principal amount plus the applicable coupon). When added to the coupons of $54.225 received in respect of the prior coupon payment dates, you will have received a total of $1,072.300. You will not receive any further payments on the securities.
September 2018	Page 8

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

In this example, the issuer call feature limits the term of your investment to approximately 12 months and you may not be able to reinvest at comparable terms or returns. If the securities are subject to an issuer call, you will stop receiving coupons. Further, although all of the underlying indices have appreciated by 20% from their respective initial levels on the third call date, you receive only $1,018.075 per security at maturity and do not benefit from such appreciation. Your total payment per security in this example is $1,072.300 (a 7.2300% total return on the securities over 12 months).

	Example 3 - UBS does not elect to call the securities and a trigger event does not occur.					Example 4 - UBS does not elect to call the securities and a trigger event occurs.
Coupon Payment Dates	Closing Level of Underlying Index A	Closing Level of Underlying Index B	Closing Level of Underlying Index C	Coupon	Payment (per security)	Closing Level of Underlying Index A	Closing Level of Underlying Index B	Closing Level of Underlying Index C	Coupon	Payment (per security)
#1	22,000 (equal to or greater than initial level)	2,200 (less than initial level)	2,600 (less than initial level)	$18.075	(Not Callable)	18,500 (less than initial level)	2,700 (equal to or greater than initial level)	2,850 (less than initial level)	$18.075	(Not Callable)
#2	17,500 (less than initial level)	2,000 (less than initial level)	2,400 (less than initial level)	$18.075	N/A	19,000 (less than initial level)	2,300 (less than initial level)	2,500 (less than initial level)	$18.075	N/A
#3 - #9	Various (all equal to or greater than initial level)	Various (all less than initial level)	Various (all equal to or greater than initial level)	$126.525 (aggregate)	N/A	Various (all less than initial level)	Various (all equal to or greater than initial level)	Various (all equal to or greater than initial level)	$126.525 (aggregate)	N/A
Final Determination Date	16,000 (equal to or greater than trigger level)	2,000 (equal to or greater than trigger level)	2,800 (equal to or greater than trigger level)	$18.075	N/A	21,000 (equal to or greater than trigger level)	1,000 (less than trigger level)	2,300 (equal to or greater than trigger level)	$18.075	N/A
Payment at Maturity	$1,018.075					$418.075
▪	In Example 3, UBS does not elect to call the securities and the final level of each underlying index is equal to or greater than its trigger level. Because a trigger event has not occurred, at maturity, UBS will pay you an amount in cash equal to $1,018.075 (reflecting your principal amount plus the applicable coupon). When added to the coupons of $162.675 received in respect of the prior coupon payment dates, you will have received a total of $1,180.75.

In this example, you receive the stated principal amount per security plus the coupon, equal to a total payment of $1,018.075 per security at maturity. Your total payment per security in this example is $1,180.750 (an 18.0750% total return over the 2.5-year term of the securities). You will not participate in the appreciation of any of the underlying indices.

▪	In Example 4, UBS does not elect to call the securities and the final level of underlying index B is less than its trigger level. A trigger event occurs and therefore, at maturity, you will be fully exposed to the negative return of the worst performing underlying index. In addition to the coupon otherwise due, your payment at maturity is calculated as follows:

$1,000.00 × (1 + Underlying Index Return of the Worst Performing Underlying Index)

= $1,000.00 × (1 + -60%)

= $1,000.00 × 40%

= $400.00
In this example, because the final level of the worst performing underlying index represents a 60.00% decline, you will receive a total payment of $418.075 per security at maturity. Your total payment per security in this example is $580.750 (a 41.9250% loss over the 2.5-year term of the securities). You are exposed to the underlying index return of the worst performing underlying index.

We make no representation or warranty as to which of the underlying indices will be the least performing underlying index for the purposes of calculating your actual payment at maturity.

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If UBS does not elect prior to the final determination date to call the securities and a trigger event occurs, you will lose a significant portion or all of your initial investment. Specifically, if UBS does not elect to call the securities prior to maturity and a trigger event occurs, UBS will pay you a cash payment per security that will be significantly less than the stated principal amount, in addition to the coupon otherwise due, if anything, resulting in a percentage loss that is equal to the negative underlying index return of the worst performing underlying index over the term of the securities.

September 2018	Page 9

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

You will be exposed to the market risk of each underlying index on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying index. Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

September 2018	Page 10

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

▪	Risk of loss at maturity. The securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the securities at maturity. If UBS does not elect to call the securities, UBS will repay you the principal amount of your securities in cash only if a trigger event does not occur, meaning the closing level of each underlying index is equal to or greater than its trigger level on the trigger observation date, and will make such payment only at maturity. If UBS does not elect to call the securities and a trigger event occurs, meaning the closing level of any underlying index is less than its trigger level on the trigger observation date, you will lose a significant percentage of your stated principal amount equal to the negative underlying index return of the worst performing underlying index and in extreme situations, you could lose all of your initial investment.
▪	The stated payout from the issuer applies only if you hold your securities to maturity. You should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying index at such time is equal to or greater than its trigger level. All payments on the securities are subject to the creditworthiness of UBS.
▪	Your potential return on the securities is limited to the coupon rate, you will not participate in any appreciation of the underlying indices and you will not have the same rights as holders of any underlying constituents. The return potential of the securities is limited to the specified coupon rate, regardless of any appreciation of the underlying indices. If UBS elects to call the securities, you will not receive any coupons or any other payment in respect of any coupon payment date after the call settlement date, and your return on the securities would likely be less than if the securities remained outstanding until maturity. If UBS does not elect to call the securities, you may be subject to the decline of the worst performing underlying index even though you cannot participate in any appreciation in the level of any underlying index. As a result, the return on an investment in the securities could be less than the return on a direct hypothetical investment in any or all of the underlying indices or an investment in the underlying constituents. In addition, as an owner of the securities, you will not have voting rights or any other rights of a holder of any underlying constituents.
▪	Greater expected volatility with respect to, and lower expected correlation among, the underlying indices reflects a higher expectation as of the pricing date that the closing level of any of the underlying indices could be less than its trigger level on the trigger observation date of the securities. This greater expected risk will generally be reflected in a higher coupon rate for that security. "Volatility" refers to the frequency and magnitude of changes in the level of an underlying index. This greater expected risk will generally be reflected in a higher contingent coupon rate for that security. However, while the coupon rate was set on the pricing date based, in part, on the correlations of the underlying indices and each underlying index's volatility calculated using our internal models, an underlying index's volatility, and the correlation among the underlying indices, can change significantly over the term of the securities. The correlations referenced in setting the terms of the securities are calculated using our internal models and are not derived from the daily returns of the underlying indices over the period set forth under "Correlation of the Underlying Indices" below. The level of any underlying index for your securities could fall sharply, which could result in the loss of a significant portion or all of your initial investment.
▪	UBS may elect to call the securities and the securities are subject to reinvestment risk. UBS may elect to call the securities at its discretion on or before any call date. UBS will be more likely to exercise its issuer call right when it is expected that you will receive an amount of interest payable on the securities that is greater than instruments of a comparable maturity and credit rating trading in the market and/or that the final level of each underlying index will be equal to or greater than its trigger level, such that you would receive your full principal amount at maturity. On the other hand, UBS will be less likely to exercise its issuer call right when it is expected that the final level of any underlying index will be less than its trigger level, such that you will suffer a significant loss on your initial investment in the securities at maturity. Therefore, if UBS does not exercise its issuer call right, it is more likely that you will receive a yield that is less than the yield on a comparable instrument and/or suffer a significant loss at maturity. Also, UBS is more likely to exercise its issuer call right when prevailing interest rates are low relative to the coupon rate. In the event that prevailing interest rates are low relative to the coupon rate and UBS elects to call the securities, the term of the securities will be reduced and you will not receive any payment on the securities after the call settlement date. There is no guarantee that you will be able to reinvest the proceeds from an investment in the securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because UBS may call the securities at its discretion as early as the first potential call settlement date, you should be prepared in the event UBS elects to call the securities. Further, UBS' right to call the securities may also adversely impact your ability to sell your securities in the secondary market, if any exists.
▪

An investment in securities with coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features. Because of the issuer call and coupon features of the securities, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise as discussed in the preceding risk factor, and the coupon rate on the securities may be less than the amount of

September 2018	Page 11

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your securities at such time, the value of your securities in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the coupon rate and UBS elects to call the securities, there is no guarantee that you will be able to reinvest the proceeds from an investment in the securities at a comparable rate of return for a similar level of risk.
▪	You are exposed to the market risk of each underlying index. Your return on the securities is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the performance of each underlying index. Unlike an instrument with a return linked to a basket of indices, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying index. Poor performance by any one underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by the performance of any other underlying index. For instance, you will receive a negative return equal to the underlying index return of the worst performing underlying index if the closing level of one underlying index is less than its trigger level on the trigger observation date, even if the underlying index return of another underlying index is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying index.
▪	Because the securities are linked to the worst performing underlying index, you are exposed to a greater risk of losing a significant portion or all of your initial investment at maturity than if the securities were linked to a single underlying index or fewer underlying indices. The risk that you will lose a significant portion or all of your initial investment in the securities is greater if you invest in the securities than the risk of investing in substantially similar securities that are linked to the performance of only one or two underlying indices. With more underlying indices, it is more likely that the final level of any underlying index will be less than its trigger level on the trigger observation date than if the securities were linked to a single underlying index or fewer underlying indices. In addition, if the performances of the underlying indices are not correlated to each other or are negatively correlated, the risk that a trigger event will occur is even greater. Therefore, it is more likely that you will lose a significant portion or all of your initial investment at maturity.
▪	Any payment on the securities is subject to the creditworthiness of UBS. The securities are unsubordinated unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities and you could lose all of your initial investment.
▪	Market risk. The return on the securities, which may be negative, is directly linked to the performance of the underlying indices and indirectly linked to the performance of the underlying constituents. The levels of the underlying indices can rise or fall sharply due to factors specific to each underlying index or its underlying constituents and their issuers (the "underlying constituent issuers"), such as stock price volatility; earnings and financial conditions; corporate, industry and regulatory developments; management changes and decisions and other events; general market factors, such as general market levels, interest rates and economic and political conditions; and the composition of the underlying indices.
▪	Fair value considerations.
o	The issue price you pay for the securities exceeds their estimated initial value. The issue price you pay for the securities exceeds their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we have determined the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the levels of the underlying indices, the volatility of the underlying indices, the correlation among the underlying indices, any dividends paid on the index constituent stocks, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date is less than the issue price you pay for the securities.

o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.
September 2018	Page 12

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

▪	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend to make a market in the securities, although they are not required to do so and may stop making a market at any time. Even if there is a secondary market it may not provide enough liquidity to allow you to trade or sell the securities easily. If you are able to sell your securities prior to maturity you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the levels of the underlying indices or underlying constituents; the volatility of each underlying index or underlying constituent; the correlation among the underlying indices; the dividend rate paid on each underlying constituent; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the underlying indices are currently or have been below their respective trigger levels; the composition of the underlying indices; the availability of comparable instruments; and the creditworthiness of UBS.

o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.
▪	The securities are subject to non-U.S. securities market risk. The securities are subject to risks associated with non-U.S. companies and non-U.S. securities markets. The EURO STOXX 50® Index and the Nikkei 225® Index are comprised of stocks of non-U.S. companies that are traded on various non-U.S. exchanges. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Security prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. The United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

September 2018	Page 13

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

▪	The underlying returns of the EURO STOXX 50® Index and Nikkei 225® Index will not be adjusted for changes in exchange rates relative to the U.S. dollar even though their index constituents are traded in a non-U.S. currency and the securities are denominated in U.S. dollars — The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the index constituents of either the EURO STOXX 50® Index or the Nikkei 225® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

▪	There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether and the extent to which the levels of the underlying indices will rise or fall. There can be no assurance that if UBS does not elect to call the securities, that a trigger event will not occur. The levels of the underlying indices will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the risks associated with the relevant markets tracked by each such underlying index in general and each index's underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.

▪	Changes that affect an underlying index will affect the market value of your securities. The policies of each index sponsor, as specified under “Information About the Underlying Indices” (together, the “index sponsors”), concerning additions, deletions and substitutions of the underlying constituents of an underlying index and the manner in which the index sponsor takes account of certain changes affecting the underlying constituents of an underlying index may adversely affect the levels of that underlying index. The policies of the index sponsors with respect to the calculation of the underlying indices could also adversely affect the levels of the underlying indices. The index sponsors may discontinue or suspend calculation or dissemination of the underlying indices. Any such actions could have an adverse effect on the value of, and the amounts payable on, the securities.
▪	UBS cannot control actions by the index sponsors or, except to the extent our common stock is included in an underlying index, any underlying constituent issuer, and none of the index sponsors or any other underlying constituent issuers have any obligation to consider your interests. UBS and/or its affiliates are not affiliated with any index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying indices. In addition, except to the extent our common stock is included in an underlying index, UBS and its affiliates are not affiliated with any underlying constituent issuer and have no ability to control or predict their actions or their public disclosure of information, whether contained in SEC filings or otherwise. None of the index sponsors or any other underlying constituent issuer are involved in the offering of the securities in any way and none have any obligation to consider your interest as a holder of the securities in taking any actions that might affect the market value of, and the amounts payable on, your securities.
▪	Potential UBS impact on price. Trading or hedging transactions by UBS or its affiliates in an underlying index or any underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying index or any underlying constituent, may adversely affect the levels of the underlying indices on any trading day (including the trigger observation date and, therefore, the market value of, and the amounts payable on, your securities. Further, any hedging activities that adversely affect the level of the underlying indices may also affect the probability of UBS calling the securities.

▪	Potential conflict of interest. UBS and its affiliates may engage in business with the underlying constituent issuers of or trading activities related to one or more underlying index or any underlying constituents, which may present a conflict between the interests of UBS and you, as a holder of the securities. Moreover, UBS may elect to call the securities pursuant to the issuer call feature. If UBS so elects, the decision may be based on factors contrary to those favorable to a holder of the securities, such as, but not limited to, those described above under “— UBS may elect to call the securities and the securities are subject to reinvestment risk” and “— An investment in securities with coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features”. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine the payment at maturity of the securities, if any, based on observed closing levels of the underlying indices. The calculation agent can postpone the determination of the terms of the securities on the trade date, or the closing levels of the underlying indices on any trigger observation date (including the final valuation date). As UBS determines the economic terms of the securities, including the coupon rate and trigger levels and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
▪	Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying indices to which the securities are linked.

September 2018	Page 14

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

▪	The securities are not bank deposits. An investment in the securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
▪	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the securities. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over-indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’ assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’ debt and/or other obligations, including its obligations under the securities, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder.

▪	Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation.

September 2018	Page 15

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

Information about the Underlying Indices

All disclosures contained in this document regarding each underlying index for the securities are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying index. You should make your own investigation into each underlying index.

Included on the following pages is a brief description of each underlying index. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for each underlying index. The information given below is for the specified calendar quarters. We obtained the closing level information set forth below from Bloomberg without independent verification. You should not take the historical prices of the underlying index as an indication of future performance.

Nikkei 225® Index

We have derived all information contained herein regarding the Nikkei 225® Index (“NKY”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by the Tokyo Stock Exchange (the “index sponsor” or “TSE”).

The Nikkei 225® Index (the “Nikkei”) is a stock index that measures the composite price performance of selected Japanese stocks. The Nikkei is based on 225 underlying stocks (its “underlying equity constituents”) trading on the Tokyo Stock Exchange (“TSE”), representing a broad cross-section of Japanese industries. All 225 underlying equity constituents are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei’s rules require that the 75 most liquid issues (one-third of the component count of the Nikkei) be included in the Nikkei. Nikkei first calculated and published the Nikkei in 1970; prior to 1970, the TSE calculated the Nikkei. The Nikkei is reported by Bloomberg under the ticker symbol “NKY.”

The 225 companies included in the Nikkei are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

• Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

• Financials — Banks, Miscellaneous Finance, Securities, Insurance;

• Consumer Goods — Marine Products, Food, Retail, Services;

• Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading Houses;

• Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

• Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

Calculation of the Nikkei

The Nikkei is a modified, price-weighted index (i.e., an underlying equity constituent’s weight in the Nikkei is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each underlying equity constituent by the corresponding weighting factor for such underlying equity constituent (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 (the date on which the TSE was reopened after World War II) using historical numbers from that date. The Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the presumed par value of the relevant underlying equity constituent, so that the share price of each underlying equity constituent when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei are those reported by a primary market for the underlying equity constituents (currently the TSE). The level of the Nikkei is calculated once every 15 seconds during TSE trading hours.

In order to maintain continuity in the Nikkei in the event of certain changes due to non-market factors affecting the underlying equity constituents, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any underlying equity constituent, the Divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei immediately after such change) will equal the level of the Nikkei immediately prior to the change.

September 2018	Page 16

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

Standards for Listing and Maintenance

An underlying equity constituent may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the underlying equity constituents: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Meigara” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Meigara” (posts for stocks under supervision) becomes a candidate for deletion. Underlying equity constituents with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the underlying equity constituents, Nikkei will select a replacement for such deleted underlying equity constituent in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the underlying equity constituents. In such a case, an existing underlying equity constituent with low trading volume and deemed not to be representative of a market will be deleted by Nikkei.

A list of the issuers of the underlying equity constituents constituting the Nikkei is published by Nikkei. Nikkei may delete, add or substitute any stock underlying the Nikkei.

License Agreement

UBS has entered into an agreement with Nikkei providing us with a non-exclusive license with the right to use the Nikkei in exchange for a fee. The Nikkei is the intellectual property of Nikkei. “Nikkei,” “Nikkei Stock Average,” “Nikkei Average,” and “Nikkei 225” are the service marks of Nikkei. Nikkei reserves all the rights, including copyright, to the Nikkei.

The securities are not in any way sponsored, endorsed or promoted by Nikkei. Nikkei does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the Nikkei or the figure as which the Nikkei stands at any particular day or otherwise. The Nikkei is compiled and calculated solely by Nikkei. However, Nikkei shall not be liable to any person for any error in the Nikkei and Nikkei shall not be under any obligation to advise any person, including a purchaser or seller of the securities, of any error therein.

In addition, Nikkei gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei and is under no obligation to continue the calculation, publication and dissemination of the Nikkei.

Information as of market close on September 12, 2018:

Bloomberg Ticker Symbol:	NKY	52 Week High (on January 23, 2018):	24,124.15
Current Index Level:	22,604.61	52 Week Low (on September 12, 2017):	19,776.62
52 Weeks Ago (on September 12, 2017):	19,776.62
September 2018	Page 17

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

Historical Information

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing level, of the underlying index for the period specified. The closing level of the underlying index on September 12, 2018 was 22,604.61. The associated graph shows the closing levels of the underlying index for each trading day from January 1, 2008 to September 12, 2018. The dotted line represents its hypothetical trigger level of 16,953.46, which is equal to 75% of its closing level on September 12, 2018. Its actual trigger level will be set on the trade date. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time.

Nikkei 225® Index	High	Low	Period End
2014
First Quarter	16,121.45	14,008.47	14,827.83
Second Quarter	15,376.24	13,910.16	15,162.10
Third Quarter	16,374.14	14,778.37	16,173.52
Fourth Quarter	17,935.64	14,532.51	17,450.77
2015
First Quarter	19,754.36	16,795.96	19,206.99
Second Quarter	20,868.03	19,034.84	20,235.73
Third Quarter	20,841.97	16,930.84	17,388.15
Fourth Quarter	20,012.40	17,722.42	19,033.71
2016
First Quarter	18,450.98	14,952.61	16,758.67
Second Quarter	17,572.49	14,952.02	15,575.92
Third Quarter	17,081.98	15,106.98	16,449.84
Fourth Quarter	19,494.53	16,251.54	19,114.37
2017
First Quarter	19,633.75	18,787.99	18,909.26
Second Quarter	20,230.41	18,335.63	20,033.43
Third Quarter	20,397.58	19,274.82	20,356.28
Fourth Quarter	22,939.18	20,400.78	22,764.94
2018
First Quarter	24,124.15	20,617.86	21,454.30
Second Quarter	23,002.37	21,292.29	22,304.51
Third Quarter (Through September 12, 2018)	22,869.50	21,546.99	22,604.61
September 2018	Page 18

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

Nikkei 225® Index – Daily Closing Levels January 1, 2008 to September 12, 2018

September 2018	Page 19

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to the securities.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — U.S. Indices — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Eleven main groups of companies comprise SPX, with the percentage weight of each group in the index as a whole as of August 31, 2018 as follows: Information Technology (26.5%), Health Care (14.6%), Financials (13.8%), Consumer Discretionary (12.9%), Industrials (9.6%), Consumer Staples (6.7%), Energy (5.9%), Utilities (2.8%), Real Estate (2.7%), Materials (2.5%) and Telecommunication Services (1.9%). On November 15, 2017, the index sponsor announced that effective September 28, 2018 it will broaden the current Telecommunication Services Sector and rename it Communication Services. The renamed Sector will include the existing telecommunication companies, as well as companies selected from the Consumer Discretionary Sector currently classified under the Media Industry Group and the Internet & Direct Marketing Retail Sub-Industry, along with select companies currently classified in the Information Technology Sector. Effective March 10, 2017, company additions to the underlying index should have an unadjusted company market capitalization of $6.1 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $5.3 billion or more).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SPX.

Information as of market close on September 12, 2018:

Bloomberg Ticker Symbol:	SPX	52 Week High (on August 29, 2018):	2,914.04
Current Index Level:	2,888.92	52 Week Low (on September 14, 2017):	2,495.62
52 Weeks Ago (on September 12, 2017):	2,496.48
September 2018	Page 20

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

Historical Information

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing level, of the underlying index for the period specified. The closing level of the underlying index on September 12, 2018 was 2,888.92. The associated graph shows the closing levels of the underlying index for each trading day from January 1, 2008 to September 12, 2018. The dotted line represents its hypothetical trigger level of 2,166.69. which is equal to 75% of its closing level on September 12, 2018. Its actual trigger level will be set on the trade date. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time.

S&P 500® Index	High	Low	Period End
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter (Through September 12, 2018)	2,914.04	2,713.22	2,888.92
September 2018	Page 21

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

S&P® Index – Daily Closing Levels January 1, 2008 to September 12, 2018

3500
3000
2500
2000
1500
1000
500
0
Trigger Level
(75.00% of its Initial Level)
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018

September 2018	Page 22

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

EURO STOXX 50® Index

We have derived all information regarding the EURO STOXX 50® Index (“SX5E”) contained in this document, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited, (the “index sponsor” of SX5E).

SX5E is published by STOXX Limited, but STOXX Limited has no obligation to continue to publish SX5E, and may discontinue publication of the SX5E at any time. SX5E is determined, comprised and calculated by STOXX Limited without regard to the securities.

As discussed more fully in the index supplement under the heading “Non-U.S. Indices — EURO STOXX 50® Index”, SX5E covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. SX5E captures a selection of the largest stocks among the 19 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The SX5E universe is defined as all components of the 19 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of the SX5E’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SX5E.

Information as of market close on September 12, 2018:

Bloomberg Ticker Symbol:	SX5E	52 Week High (on November 1, 2017):	3,697.40
Current Index Level:	3,326.60	52 Week Low (on March 26, 2018):	3,278.72
52 Weeks Ago (on September 12, 2017):	3,512.56
September 2018	Page 23

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

Historical Information

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing level, of the underlying index for the period specified. The closing level of the underlying index on September 12, 2018 was 3,326.60. The associated graph shows the closing levels of the underlying index for each trading day from January 1, 2008 to September 12, 2018. The dotted line represents its hypothetical trigger level of 2,494.95, which is equal to 75% of its closing level on September 12, 2018. Its actual trigger level will be set on the trade date. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the underlying index at any time.

EURO STOXX 50® Index	High	Low	Period End
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter	3,594.85	3,388.22	3,594.85
Fourth Quarter	3,697.40	3,503.96	3,503.96
2018
First Quarter	3,672.29	3,278.72	3,361.50
Second Quarter	3,592.18	3,340.35	3,395.60
Third Quarter (Through September 12, 2018)	3,527.18	3,293.36	3,326.60

September 2018	Page 24

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

EURO STOXX 50® Index – Daily Closing Levels January 1, 2008 to September 12, 2018

September 2018	Page 25

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

Correlation of the Underlying Indices

The graph below illustrates the daily performance of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index from January 1, 2008 through September 12, 2018. For comparison purposes, each underlying index has been normalized to have a closing level of 100.00 on January 1, 2008 by dividing the closing level of that underlying index on each trading day by the closing level of that underlying index on January 1, 2008 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying indices over a given period, the more positively correlated those underlying indices are. The lower (or more negative) the correlation among the underlying indices, the less likely it is that those underlying indices will move in the same direction and therefore, the greater the potential for one of those underlying indices to close below its trigger level on the final determination date. This is because the less positively correlated the underlying indices are, the greater the likelihood that at least one of the underlying indices will decrease in value. However, even if the underlying indices have a higher positive correlation, one or more of the underlying indices might close below its trigger level as the underlying indices may decrease in value together. See “Risk Factors— You are exposed to the market risk of each underlying index” and “— Because the securities are linked to the worst performing underlying index, you are exposed to a greater risk of losing a significant portion or all of your initial investment at maturity than if the securities were linked to just one underlying index” on page 12 herein.

Past performance of the underlying indices is not indicative of the future performance of the underlying indices.

This document relates only to the securities offered hereby and does not relate to the underlying indices or other securities linked to the underlying indices. We have derived all disclosures contained in this document regarding the underlying indices from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying indices.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying indices.

September 2018	Page 26

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:

The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payable at maturity or upon issuer call shall be payable to the person to whom the payment at maturity or issuer call amount, as the case may be, shall be payable.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the securities, UBS and you agree (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) to characterize a security as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying indices. The terms of the securities require (in the absence of an absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) that you treat your securities for U.S. federal income tax purposes as consisting of two components:

Debt component - We intend to treat the debt component as having a term greater than one year, so that the amounts treated as interest on the debt component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income purposes.

Put option component - The put option component would generally not be taxed until the taxable disposition of the securities. At such time, the put option component would be taxed as a short-term capital gain.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Coupon Rate	Interest on Debt Component	Put Option Component
7.23% per annum	0.53% per annum	6.70% per annum

Upon a taxable disposition of the securities for cash, you should allocate the cash received between the debt component and the put option component on the basis of their respective values on the date of such taxable disposition. You should generally recognize gain or loss with respect to the debt component in an amount equal to the difference between the amount of the proceeds allocable to the debt component (less accrued and unpaid interest, which will be taxable as such) and your adjusted tax basis in the debt component (which generally will equal your purchase price for the security). This gain or loss should be capital gain or loss and should be long-term capital gain or loss if you are treated as having held the debt component for more than one year at the time of sale. If the put option component has a positive value on the date of such taxable disposition, you should generally recognize short-term capital gain equal to the portion of the proceeds allocable to the put option component plus any previously received put option premium. If the put option component has a negative value on such date, you should generally be treated as having paid the buyer an amount equal to the negative value in order to assume your rights and obligations under the put option component. In that case, you should recognize a short-term capital gain or loss in an amount equal to the difference between the total put option premium previously received and the amount of the payment deemed made by you with respect to the buyer’s assumption of the put option component. The amount of the deemed payment will be added to the price allocated to the debt component in determining the gain or loss in respect of the debt component. The deductibility of capital losses by U.S. holders is subject to limitations.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your securities as described above. However, in light of the uncertainty as to the U.S. federal income tax treatment, it is possible that your securities could be treated as a single contingent payment debt instrument, or pursuant to some other

September 2018	Page 27

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the securities and to read the discussion in "Supplemental U.S. Tax Considerations" of the accompanying product supplement for a more detailed description of the tax treatment of your securities.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to Notice 2008-2, the IRS and the Treasury are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the securities. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the securities.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their "net investment income," which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax on your securities.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their securities if they do not hold their securities in an account maintained by a financial institution and the aggregate value of their securities and certain other "specified foreign financial assets" (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its securities and fails to do so.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your securities if you comply with certain certification and identification requirements as to your non-U.S. status by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. Subject to Section 871(m) of the Code, discussed below, gain from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

Based on our determination that the securities are not “delta-one” with respect to any underlying index or any U.S. underlying constituent, our counsel is of the opinion that the securities should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the securities. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying indices, underlying constituents or your securities, and following such occurrence your securities could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying indices, underlying constituents or the securities. If you enter, or have entered, into other transactions in respect of the underlying indices, the underlying constituents or the securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your securities in the context of your other transactions.

September 2018	Page 28

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. As the treatment of the securities is unclear, it is possible that any coupon payment with respect to the securities could be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the securities after 2018 as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisers regarding the potential application of FATCA to the securities.

Proposed Legislation. In 2007, legislation was proposed in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the put option component of the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including the jurisdictions of the underlying constituent issuers).

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying product supplement under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before, on and after the pricing date of the securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We and/or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and the payment at maturity, if any. See “Risk Factors” beginning on page 11 of this document for a discussion of these adverse effects.

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $22.50 per security. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $22.50 reflecting a fixed structuring fee of $5.00 and a fixed sales commission of $17.50 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

September 2018	Page 29

Trigger Callable Yield Securities due March 17, 2021, With 6-Month Initial Non-Call Period

$3,000,000 Based on the worst performing of the Nikkei 225® Index, the S&P 500® Index and the EURO STOXX 50® Index

Conflicts of Interest. UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation. The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” beginning on pages 12 and 13 of this document.

Prohibition of sales to EEA retail investors:

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Validity of the securities:	In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated June 20, 2017 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 20, 2017. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the securities, authentication of the securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.
Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

September 2018	Page 30